EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Record First Quarter 2005 Results

(Harvey, La., Thursday, April 28, 2005) Superior Energy Services, Inc. (NYSE: SPN) today announced record results for the first quarter ended March 31, 2005. For the quarter, revenues were $173.2 million resulting in net income of $17.2 million or $0.22 diluted earnings per share, as compared to revenues of $116.5 million and net income of $3.6 million or $0.05 diluted earnings per share for the first quarter of 2004.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "The first quarter of 2005 was the best in our company's history as a result of strong production-related activity for our well intervention services in the Gulf of Mexico, another record quarter for our rental tools segment and significantly higher oil and gas production. The company established quarterly records for revenue, operating income and net income.

"Activity increased for our core Gulf of Mexico-based well intervention services as compared to the first and fourth quarters of 2004. Our strategy of working on our own properties helped increase utilization early in the quarter. As the period progressed, demand from our traditional customers gradually increased. The reported well intervention segment revenues and operating income were lower sequentially due primarily to less work associated with a large well control project that positively impacted the fourth quarter of 2004.

"Our rental tools business continues to grow both domestically on land and internationally in the North Sea and West Africa. In addition, the deepwater Gulf of Mexico market improved. These factors contributed to our record performance.

"It is evident that the Gulf of Mexico market is at a much different point in the industry cycle when you compare this quarter's results from our well intervention, rental tool and marine segments to the first quarter results of last year. We believe activity in these core product and service segments should continue to improve as we enter the traditional busy season for Gulf of Mexico well intervention work and continue to grow our rental tools business."

Well Intervention Group Segment

First quarter revenues for the Well Intervention Group were $58.3 million, a 44% increase from the first quarter of 2004 and a 7% decrease from the fourth quarter of 2004. As compared to the fourth quarter of 2004, revenues were lower due to the completion of the well-capping portion of a well control project in Egypt. This was partially offset by increased production-related work for the company's coiled tubing, gas lift, electric line, hydraulic workover, mechanical wireline, and pumping and stimulation services.

Rental Tools Segment

Revenues for the Rental Tools segment were a record $52.6 million, 36% higher than the first quarter of 2004, and 17% higher than the fourth quarter of 2004. The primary factors leading to the record quarter were increased rentals of stabilizers, drill pipe and other tubular products internationally in the North Sea and West Africa and domestically in Texas, Wyoming and in the deepwater Gulf of Mexico, and increased demand for onsite bolting and machining services.

Marine Segment

Superior's marine revenues were $19.8 million, a 45% increase as compared to the first quarter of 2004 and a 3% decrease as compared to the fourth quarter of 2004. Average fleet utilization was 77% as compared to 64% in the first quarter of 2004 and 76% in the fourth quarter of 2004. Average daily revenue in the first quarter was approximately $220,000, inclusive of subsistence revenue.

Sequentially, the Company's mid-sized classes (145-175 ft. classes) posted stronger results due to an increase in production-related activity in the shallow water Gulf of Mexico. Lower utilization in the 230-245 ft. class was due in part to significant downtime for the 230-foot Superior Champion, which suffered leg damage and spent more than 50% of the quarter in the shipyard for repairs. The Champion is expected to return to service in May.

Liftboat Average Dayrates and Utilization by Class Size

Three Months Ended March 31, 2005

($ actual)

Class	Liftboats	Average Dayrate	Utilization
105'	5	$3,297	77.8%
120-135'	8	3,473	81.0%
145-155'	11	5,516	75.3%
160'-175'	6	7,475	80.2%
200'	3	10,976	75.9%
230'-245'	3	14,895	70.0%
250'	2	20,305	76.1%

Other Oilfield Services Segment

Revenues in this segment were $21.8 million, a 10% increase as compared to the first quarter of 2004 and a 5% increase as compared to the fourth quarter of 2004. The sequential improvement was due primarily to increased activity for waste disposal and contract operations.

Oil and Gas Segment

Oil and gas revenues were $26.0 million as compared to $4.7 million in the first quarter of 2004 and $11.5 million in the fourth quarter of 2004. First quarter production from SPN Resources was approximately 600,500 barrels of oil equivalent, net (boe) as compared to approximately 131,100 net boe in the first quarter of 2004 and 289,400 net boe in the fourth quarter of 2004. On a sequential basis, first quarter production was higher due to the resumption of production from South Pass 60 following post-Hurricane Ivan repairs and incremental production from West Delta 79/86 field acquired in December 2004.

Superior Signs Definitive Agreements to Build an 880-ton Derrick Barge

The Company announced today it signed definitive agreements to construct a new-build 880-ton derrick barge to support its operations on the outer continental shelf. The contracts are for the construction of a 350-foot barge and crane for a fixed price of approximately $22.0 million. The ABS-class and SOLAS-rated barge will accommodate 200 people and is expected to be available in the Gulf of Mexico late in the third quarter of 2006.

The company intends to utilize the purpose-built derrick barge to remove platforms and structures owned by its subsidiary, SPN Resources LLC, and compete in the Gulf of Mexico construction market for both installation and removal projects.

"Adding a derrick barge is a natural extension of our plug and abandonment and decommissioning asset base," Hall said. "The derrick barge allows us to build upon our strong brand name in the well abandonment business and become a full service decommissioning provider. Also, we can further internalize and control decommissioning costs associated with our SPN Resources-owned platform and structure removals, giving us a hedge against derrick barge availability and rates going forward."

The Company will host a conference call at 11 a.m. Central Time on Friday, April 29. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 5617979. The replay is available beginning two hours after the call and ending May 6, 2005.

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property's economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three Months Ended March 31, 2005 and 2004

(in thousands, except earnings per share amounts)

(unaudited, except as noted)

	2005	2004

Revenues	$173,247	$116,459

Costs and expenses:
Cost of services	86,418	66,705
Depreciation, depletion, amortization and accretion	22,397	14,774
General and administrative	32,384	24,192

Total costs and expenses	141,199	105,671

Income from operations	32,048	10,788

Other income (expense):
Interest expense	(5,575)	(5,550)
Interest income	324	441
Equity in income of affiliates	519	23

Income before income taxes	27,316	5,702

Income taxes	10,107	2,138

Net income	$17,209	$3,564

Basic earnings per share	$0.22	$0.05

Diluted earnings per share	$0.22	$0.05

Weighted average common shares used
in computing earnings per share:
Basic	77,381	74,213
Diluted	78,973	74,961

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 AND DECEMBER 31, 2004

(in thousands)

	3/31/2005	12/31/2004
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$14,644	$15,281
Accounts receivable - net	170,164	156,235
Income taxes receivable	-	2,694
Notes receivable	9,444	9,611
Prepaid insurance and other	32,106	28,203

Total current assets	226,358	212,024

Property, plant and equipment - net	524,269	515,151
Goodwill - net	225,952	226,593
Notes receivable	24,337	29,131
Investments in affiliates	15,014	14,496
Other assets - net	7,335	6,518

Total assets	$1,023,265	$1,003,913

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$24,746	$36,496
Accrued expenses	64,667	56,796
Income taxes payable	1,100	-
Fair value of commodity derivative instruments	10,881	2,018
Current portion of decommissioning liabilities	25,730	23,588
Current maturities of long-term debt	11,810	11,810

Total current liabilities	138,934	130,708

Deferred income taxes	101,273	103,372
Decommissioning liabilities	84,159	90,430
Long-term debt	242,156	244,906
Other long-term liabilities	5,879	618

Total stockholders' equity	450,864	433,879

Total liabilities and stockholders' equity	$1,023,265	$1,003,913

Superior Energy Services, Inc. and Subsidiaries

Segment Highlights

Three months ended March 31, 2005, December 31, 2004 and March 31, 2004

(Unaudited)

(in thousands)

	Three months ended,
Revenue	March 31, 2005	December 31, 2004	March 31, 2004

Well Intervention	$58,335	$62,779	$40,631

Rental tools	52,627	44,971	38,732

Marine	19,798	20,456	13,611

Other Oilfield Services	21,781	20,789	19,858

Oil and Gas	25,955	11,462	4,703

Less: Oil and Gas Eliminations (2)	(5,249)	(2,622)	(1,076)

Total Revenues	$173,247	$157,835	$116,459

	Three months ended,
Gross Profit (1)	March 31, 2005	December 31, 2004	March 31, 2004

Well Intervention	$26,337	$29,154	$16,663

Rental tools	35,093	29,731	26,119

Marine	7,868	7,357	1,982

Other Oilfield Services	4,381	4,560	2,729

Oil and Gas	13,150	3,185	2,261

Total Gross Profit	$86,829	$73,987	$49,754

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company's five segments.
(2)	Oil and gas eliminations represent products and services from the company's segments provided to the Oil and Gas Segment.